Exhibit 99.1

FOR IMMEDIATE RELEASE

CatchMark Announces Full-Year and Fourth Quarter 2018 Results, Declares First Quarter 2019 Dividend and Provides 2019 Guidance

ATLANTA - February 14, 2019 - CatchMark Timber Trust, Inc. (NYSE: CTT) today reported full-year and fourth quarter 2018 results and announced its 2019 outlook and guidance. In addition, CatchMark declared a cash dividend of $0.135 per share for its common stockholders of record on February 28, 2019, payable on March 15, 2019.
Full-year 2018 performance highlights included:

•	Increased total revenues by 7% to $97.9 million, compared to $91.3 million for full-year 2017.

•	Incurred a net loss of $122.0 million in accordance with GAAP, compared to $13.5 million for full-year 2017, primarily due to a $109.6 million allocated loss from the Triple T joint venture.

•	Increased Adjusted EBITDA by 19% to $49.8 million, compared to $42.0 million for full-year 2017.

•
Generated gross timber sales revenue of $69.5 million, a 3% decrease from full-year 2017 due to an 8% decrease in U.S. South harvest volume-primarily the result of management strategically deferring harvests-mitigated by a 6% improvement in per-ton pulpwood pricing and an increase in delivered wood sales as a percentage of total harvest from 74% in 2017 to 80% in 2018.

•	Increased asset management fees from $0.1 million to $5.6 million year over year, which were primarily generated by the Triple T joint venture.

•	Produced $2.6 million in income and received $8.5 million in distributions from the Dawsonville Bluffs joint venture.

•	Paid fully-covered dividends totaling $25.6 million, or $0.54 per share.

Notable 2018 CatchMark initiatives that contributed to year-over-year results, improved capital structure, and supported long-term growth objectives were:

•
Investing $200 million in the Triple T joint venture to secure interests in 1.1 million acres of high-quality Texas timberlands with long-term, sustainable growth potential and an expectation of unlocking further value through greater operating efficiencies and new tactical strategies.

Exhibit 99.1

•
Expanding the CatchMark investment management platform through Triple T, which generates significant asset management fees and offers the opportunity to earn outsized returns with an incentive-based promote.

•	Diversifying assets and expanding sawtimber holdings by entering into the Pacific Northwest through the purchase of 18,100 acres of prime Oregon timberlands in the $89.7 million Bandon transaction.

•	Recycling capital from the sale of 56,100 acres of timberlands for $79.3 million in the Southwest disposition to pay down debt used to complete the Bandon acquisition.

•	Completing HBU land sales of approximately 8,500 acres for $17.5 million.

•	Raising $72.5 million of capital in an equity offering to support investment initiatives and take advantage of a robust acquisition pipeline.

•	Improving liquidity by increasing total borrowing capacity by $75 million to $643.6 million and adding a new seven-year $140 million term loan.

•	Executing $200 million of interest rate swaps to mitigate exposure to rising interest rates.

Jerry Barag, CatchMark’s President and CEO, said: "In meeting our guidance for the year, CatchMark effectively demonstrated how our disciplined strategy for assembling the highest quality timberlands and ongoing operational excellence together can maximize cash flow through all phases of the business cycle, including during recent record lumber market volatility, and achieve gains from increased productivity. Our advantages include operating in superior micro markets, executing on our delivered wood sales strategy, and benefiting from fiber supply agreements. Our Triple T joint venture has immediately generated significant asset management fees, we met our timberland sales targets, and we effectively recycled capital to improve our overall timberland portfolio through the Bandon and Southwest transactions. We expect these initiatives and our rigorous land management practices to deliver increased, sustainable harvest yields as well as a consistent dividend supported by operating cash flows for years to come.”
For fourth quarter 2018, CatchMark reported the following operating results:

•	Increased revenues to $22.9 million, compared to $22.7 million in fourth quarter 2017.

•	Incurred a net loss of $38.2 million in accordance with GAAP, compared to $5.0 million in the fourth quarter 2017, primarily due to a $32.8 million allocated loss from the Triple T joint venture.

•	Generated Adjusted EBITDA of $9.4 million, compared to $9.9 million in the fourth quarter 2017.

•
Generated gross timber sales revenue of $16.3 million, a 20% decrease from fourth quarter 2017 due to a 22% decrease in harvest volume-the result of planned harvest deferrals-mitigated by improved per-ton pulpwood and sawtimber pricing.

•	Produced $2.8 million in asset management fees, primarily from the Triple T joint venture.

•	Recycled capital from the sale of the Southwest properties and used $79.3 million gross proceeds to pay down debt used to fund the Pacific Northwest purchase.

•	Completed timberland sales of approximately 1,300 acres for $2.6 million.

Exhibit 99.1

•	Paid a dividend of $0.135 per share to stockholders of record on December 13, 2018.

Under CatchMark's $30 million share repurchase program announced in August 2015, CatchMark repurchased 98,459 shares of common stock for approximately $1.0 million in open market transactions during the fourth quarter of 2018. As of December 31, 2018, CatchMark may repurchase up to an additional $18.7 million under the program.

Results for Full-Year and Fourth Quarter 2018
Full-Year 2018 Results
For the year ended December 31, 2018, CatchMark increased revenues to $97.9 million from $91.3 million for the year ended December 31, 2017 due to increases in timberland sales revenue of $2.8 million and asset management fees of $5.5 million, which were offset by a $1.9 million decrease in timber sales revenue. Timberland sales revenue increased to $17.5 million for full-year 2018 from $14.8 million during full-year 2017, a result of selling more acres at a 7% higher average price per acre. Asset management fees increased from $0.1 million in 2017 to $5.6 million in 2018 primarily due to $5.5 million of asset management fees from the Triple T joint venture. Gross timber sales revenue decreased by $1.9 million, or 3%, due to lower harvest volume primarily resulting from management's plan to defer some harvests until a stronger pricing environment materializes in future periods. The decrease was mitigated by an increase in per-ton gross timber sales revenue from capturing higher pulpwood pricing in strong U.S. South micro-markets and continuing to execute our delivered wood sales strategy.

	For the Year Ended December 31, 2017	Changes attributable to:		For the Year Ended December 31, 2018
(in thousands)		Price/Mix	Volume (3)
Timber sales (1)
Pulpwood	$37,432	$933	$(56)	$38,309
Sawtimber (2)	33,921	381	(3,156)	31,146
	$71,353	$1,314	$(3,212)	$69,455

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

(3)	Changes in timber sales revenue related to properties acquired or disposed within the last 12 months are attributed to volume change.

Net loss increased to $122.0 million for the year ended December 31, 2018 from $13.5 million for the year ended December 31, 2017 primarily due to the $109.6 million loss allocated from the Triple T joint venture in accordance with GAAP and a $5.1 million increase in interest expense, offset by a $4.9 million increase in operating income.

Fourth Quarter 2018 Results
For the quarter ended December 31, 2018, CatchMark revenues increased to $22.9 million compared to $22.7 million for the quarter ended December 31, 2017, resulting from a $1.6 million increase in timberland

Exhibit 99.1

sales revenue and a $2.8 million increase in asset management fees, which were offset by a $4.1 million decrease in timber sales. Timberland sales revenue increased due to selling more acres at a higher per-acre price. Asset management fees increased as a result of earning $2.8 million from the Triple T joint venture. The decrease in timber sales resulted from management’s plan to defer some harvests until a stronger pricing environment materializes, partially offset by capturing higher pulpwood and, in particular, higher sawtimber pricing, at approximately $25 per ton, from strong micro-markets in the U.S. South.

	Three Months Ended December 31, 2017	Changes attributable to:		Three Months Ended December 31, 2018
(in thousands)		Price/Mix	Volume (3)
Timber sales (1)
Pulpwood	$10,750	$316	$(2,051)	$9,015
Sawtimber (2)	9,675	224	(2,599)	7,300
	$20,425	$540	$(4,650)	$16,315

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

(3)	Changes in timber sales revenue related to properties acquired or disposed within the last 12 months are attributed to volume change.

Net loss increased to $38.2 million for the three months ended December 31, 2018 from $5.0 million for the three months ended December 31, 2017 primarily due to a $32.8 million loss allocated from the Triple T joint venture in accordance with GAAP, a $2.0 million increase in interest expense, a $1.2 million decrease in income from the Dawsonville Bluffs joint venture, offset by a $3.2 million increase in operating income.

2019 Outlook and Guidance
For full-year 2019, CatchMark projects a GAAP net loss of between $102 million and $106 million, including $90 million of losses allocated from the Triple T joint venture in accordance with GAAP. The company anticipates its Adjusted EBITDA will be between $52 million and $60 million, including $3 million to $5 million of Adjusted EBITDA generated by the unconsolidated Dawsonville Bluffs joint venture. This guidance represents a 4% to 21% increase in Adjusted EBITDA compared to full-year 2018 primarily from registering a full-year of Triple T asset management fees of $11.5 million and an increase in net timber revenue partially offset by lower year-over-year Adjusted EBITDA from Dawsonville Bluffs due to selling fewer acres. Harvest volumes are forecast between 2.2 million and 2.4 million tons with an approximately 40% to 50% harvest mix component from sawlogs. Timberland sales targets of $16 million to $18 million remain in the range of 1% to 2% of fee acreage. The guidance does not include potential contributions from future acquisitions or additional joint venture investments and does not include any potential capital recycling from dispositions.

Barag said: “Beginning in the second quarter of 2019, the Bandon acquisition is anticipated to help drive increased total harvest volume and improve our sawtimber harvest mix. We expect a slight increase, almost 1%, in South-wide harvest volumes as our healthy mill markets, fiber supply agreements and delivered wood strategy continue to generate consistent and predictable cash flow growth. The contribution of a full

Exhibit 99.1

year of Triple T asset management fees highlights the benefits of our investment management business strategy and our timberland sales target remains consistent with past years.”

Adjusted EBITDA
The discussion below is intended to enhance the reader’s understanding of our operating performance and ability to satisfy lender requirements. EBITDA is a non-GAAP financial measure of operating performance. EBITDA is defined by the SEC as earnings before interest, taxes, depreciation and amortization; however, we have excluded certain other expenses which we believe are not indicative of the ongoing operating results of our timberland portfolio, and we refer to this measure as Adjusted EBITDA (see the reconciliation table below). As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Due to the significant amount of timber assets subject to depletion, significant income (loss) from unconsolidated joint ventures based on hypothetical-liquidation-at-book-value (HLBV) and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial performance. HLBV accounting is a method of determining an investor’s equity in earnings of an unconsolidated joint venture based on a hypothetical liquidation of the underlying joint venture at book value as of the reporting date. The HLBV method is commonly applied to equity investments in real estate, where cash distribution percentages vary at different points in time and are not directly linked to an investor's ownership percentage. By providing this non-GAAP financial measure, together with the reconciliation below, we believe we are enhancing investors’ understanding of our business and our ongoing results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. We also provide the sources of our Adjusted EBITDA, including Harvest EBITDA, Real Estate EBITDA, Investment Management EBITDA and Non-Allocated/Corporate EBITDA, and a reconciliation of those financial measures to the most directly comparable GAAP measures, because we believe they further enhance investors’ understanding. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income, cash from operations, or other financial statement data presented in accordance with GAAP in our consolidated financial statements as indicators of our operating performance. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•	Adjusted EBITDA does not reflect our capital expenditures, or our future requirements for capital expenditures;

•	Adjusted EBITDA does not reflect changes in, or our interest expense or the cash requirements necessary to service interest or principal payments on, our debt;

•	Although depletion is a non-cash charge, we will incur expenses to replace the timber being depleted in the future, and Adjusted EBITDA does not reflect all cash requirements for such expenses; and

Exhibit 99.1

•
Although HLBV income and losses are primarily hypothetical and non-cash in nature, Adjusted EBITDA does not reflect cash income or losses from unconsolidated joint ventures for which the HLBV method of accounting is used to determine equity in earnings.

Due to these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments. We further believe that our presentation of this non-GAAP financial measurement provides information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our business.
For the year ended December 31, 2018, Adjusted EBITDA was $49.8 million, a $7.8 million increase from the year ended December 31, 2017, primarily due to a $5.5 million increase in asset management fees, a $4.8 million increase in Adjusted EBITDA generated by the Dawsonville Bluffs joint venture and a $2.2 million increase in net timberland sales, offset by a $2.3 million decrease in net timber sales and a $2.1 million increase in general and administrative expenses.
For the three months ended December 31, 2018, Adjusted EBITDA was $9.4 million, a $0.5 million decrease from the prior year period, primarily due to a $2.2 million decrease in net timber sales, a $1.6 million decrease in Adjusted EBITDA generated by the Dawsonville Bluffs joint venture and a $0.8 million increase in other operating expenses, partially offset by a $2.8 million increase in asset management fees and a $1.5 million increase from net timberland sales.
Our reconciliation of net loss to Adjusted EBITDA for 2019 guidance, the fourth quarter and full years ended December 31, 2018 and 2017 follow:

Exhibit 99.1

(in thousands)	2019 Guidance	Q4 2018	Q4 2017	2018	2017
Net loss	$(102,000) - (106,000)	$(38,218)	$(5,022)	$(122,007)	$(13,510)
Add:
Depletion	31,000 - 35,000	6,028	8,524	25,912	29,035
Basis of timberland sold, lease terminations and other (1)	12,000	2,282	465	13,053	10,112
Amortization (2)	—	289	309	2,821	1,270
Depletion, amortization, and basis of timberland and mitigation credits sold included in loss from unconsolidated joint venture (3)	3,000	310	737	4,195	865
HLBV loss from unconsolidated joint venture (4)	90,000	32,795	—	109,550	—
Stock-based compensation expense	3,000	518	761	2,689	2,786
Interest expense (2)	19,000	4,889	2,827	13,643	10,093
(Gain) loss on large dispositions (5)	—	390	—	390	—
Other (6)	—	137	1,290	(460)	1,319
Adjusted EBITDA	$52,000 - 60,000	$9,420	$9,891	$49,786	$41,970

(1)	Includes non-cash basis of timber and timberland assets written-off related to timberland sold, terminations of timberland leases and casualty losses.

(2)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

(3)	Reflects our share of depletion, amortization, and basis of timberland and mitigation credits sold of the unconsolidated Dawsonville Bluffs Joint Venture.

(4)
Reflects HLBV (income) losses from the Triple T Joint Venture, which is determined based on a hypothetical liquidation of the underlying joint venture at book value as of the reporting date rather than a liquidation at fair value as of a date that is more in-line with the joint venture’s expected timing for a liquidity event.

(5)
Large dispositions are defined as larger transactions in acreage and gross sales price than recurring HBU sales. Large dispositions are not part of core operations, are infrequent in nature and would cause material variances in comparative results if not reported separately. Large dispositions may or may not have a higher or better use than timber production or result in a price premium above the land’s timber production value.

(6)
Includes certain cash expenses paid, or reimbursement received, that management believes do not directly reflect the core business operations of our timberland portfolio on an on-going basis, including costs required to be expensed by GAAP related to acquisitions, transactions, joint ventures or new business initiatives.

Conference Call/Webcast
The company will host a conference call and live webcast at 10 a.m. ET on Friday, February 15, 2019 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers. Participants should ask to be joined into the CatchMark call. Access to the live webcast is available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.

About CatchMark
CatchMark (NYSE: CTT) is a pure play timberland REIT that strives to deliver consistent and predictable per-share cash flow growth through disciplined acquisitions, active management, sustainable harvests and well-timed real estate sales. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in 1.6 million acres* of timberlands located in Alabama, Florida, Georgia, North Carolina, Oregon, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of December 31, 2018

Exhibit 99.1

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Forward-looking statements in this report include that we will be able to generate better-than market pricing; that we expect our past initiatives and our rigorous land management practices to deliver increased, sustainable harvest yields and a consistent dividend well supported by operating cash flows for years to come; that we have the opportunity to generate outsized returns from an incentive-based promote; that the Bandon acquisition will be the primary driver of increased harvest volumes and improved harvest mix; that we expect an increase in South-wide harvest volumes; and our financial outlook and guidance for full-year 2019 and beyond. Risks and uncertainties that could cause our actual results to differ from these forward-looking statements include, but are not limited to, (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving stockholder value over the long-term; (x) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; (xi) we may not be successful in effectively managing the Triple T joint venture and the anticipated benefits of the joint venture may not be realized, including that our asset management fee could be deferred, we may not earn an incentive-based promote and our investment in the joint venture may lose value; and (xii) the factors described in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the period ended June 30, 2018, and our other filings with the Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.
###
Contacts
Investors:                Media:
Brian Davis                Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                (203) 268-0158
info@catchmark.com            marybeth@millerryanllc.com

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except for per-share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Timber sales	$16,315	$20,425	$69,455	$71,353
Timberland sales	2,616	1,023	17,520	14,768
Asset management fees	2,844	39	5,603	108
Other revenues	1,152	1,235	5,279	5,066
	22,927	22,722	97,857	91,295

Contract logging and hauling costs	7,315	9,251	31,469	31,108
Depletion	6,028	8,524	25,912	29,035
Cost of timberland sales	1,922	717	13,512	10,423
Forestry management expenses	1,661	1,884	6,283	6,758
General and administrative expenses	3,823	4,183	12,425	11,660
Land rent expense	170	169	660	621
Other operating expenses	2,106	1,276	6,303	5,264
	23,025	26,004	96,564	94,869
Operating loss	(98)	(3,282)	1,293	(3,574)

Other income (expense):
Interest income	82	39	262	113
Interest expense	(5,130)	(3,086)	(16,255)	(11,187)
	(5,048)	(3,047)	(15,993)	(11,074)

Net loss before large dispositions and unconsolidated joint ventures	(5,146)	(6,329)	(14,700)	(14,648)
Gain (loss) on large dispositions	(390)	—	(390)	—
Net loss before unconsolidated joint ventures	(5,536)	(6,329)	(15,090)	(14,648)

Income (loss) from unconsolidated joint ventures:
Triple T	(32,796)		(109,551)	—
Dawsonville Bluffs	114	1,307	2,634	1,138
	(32,682)	1,307	(106,917)	1,138

Net loss	$(38,218)	$(5,022)	$(122,007)	$(13,510)

Weighted-average shares outstanding - basic and diluted	49,082	42,574	47,937	39,751

Net loss per-share - basic and diluted	$(0.78)	$(0.12)	$(2.55)	$(0.34)

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except for per-share amounts)

	December 31, 2018	December 31, 2017
Assets:
Cash and cash equivalents	$5,614	$7,805
Accounts receivable	7,355	4,575
Prepaid expenses and other assets	7,369	5,436
Deferred financing costs	327	403
Timber assets:
Timber and timberlands, net	687,851	710,246
Intangible lease assets, less accumulated amortization of $945 and $941 as of December 31, 2018 and 2017, respectively	12	16
Investment in unconsolidated joint ventures	96,244	11,677
Total assets	$804,772	$740,158

Liabilities:
Accounts payable and accrued expenses	$4,936	$4,721
Other liabilities	5,940	2,969
Notes payable and lines of credit, less net deferred financing costs	472,240	330,088
Total liabilities	483,116	337,778

Commitments and Contingencies	—	—

Stockholders’ Equity:
Class A common stock, $0.01 par value; 900,000 shares authorized; 49,127 and 43,425 shares issued and outstanding as of December 31, 2018 and 2017, respectively	492	434
Additional paid-in capital	730,416	661,222
Accumulated deficit and distributions	(409,260)	(261,652)
Accumulated other comprehensive income	8	2,376
Total stockholders’ equity	321,656	402,380
Total liabilities and stockholders’ equity	$804,772	$740,158

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Cash Flows from Operating Activities:
Net loss	$(38,218)	$(5,022)	$(122,007)	$(13,510)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	6,028	8,524	25,912	29,035
Basis of timberland sold, lease terminations and other	2,282	465	13,053	10,112
Stock-based compensation expense	518	761	2,689	2,786
Noncash interest expense	241	260	2,612	1,094
Other amortization	50	49	210	176
Loss (income) from unconsolidated joint ventures	32,682	(1,307)	106,917	(1,138)
Operating distributions from unconsolidated Dawsonville Bluffs joint venture	113	—	3,771	—
Loss (gain) from large dispositions	390	—	390	—
Changes in assets and liabilities:
Accounts receivable	(806)	(203)	(3,449)	(1,208)
Prepaid expenses and other assets	35	691	(260)	160
Accounts payable and accrued expenses	(1,505)	(1,353)	122	279
Other liabilities	(1,285)	(1,176)	(164)	(367)
Net cash provided by operating activities	525	1,689	29,796	27,419

Cash Flows from Investing Activities:
Timberland acquisitions and earnest money paid	(397)	(49,538)	(91,821)	(52,260)
Capital expenditures (excluding timberland acquisitions)	(1,750)	(1,963)	(4,571)	(5,617)
Investment in unconsolidated joint venture	—	—	(200,000)	(10,539)
Distributions from unconsolidated Dawsonville Bluffs joint venture	(114)	—	4,744	—
Proceeds from large dispositions	79,134	—	79,134	—
Net cash provided by (used in) investing activities	76,873	(51,501)	(212,514)	(68,416)

Cash Flows from Financing Activities:
Proceeds from note payable	—	293,119	289,000	304,119
Repayments of note payable	(79,000)	(292,156)	(148,000)	(292,156)
Financing costs paid	(602)	(3,472)	(1,434)	(3,674)
Issuance of common stock	—	56,810	72,450	56,810
Dividends paid to common stockholders	(6,588)	(5,803)	(25,601)	(21,349)
Repurchases of common shares under the share repurchase	(1,003)	—	(1,003)	(1,036)
Repurchase of common shares for minimum tax withholdings	—	—	(1,348)	(311)
Other offering costs paid	86	(2,709)	(3,537)	(2,709)
Net cash provided by (used in) financing activities	(87,107)	45,789	180,527	39,694
Net change in cash and cash equivalents	(9,709)	(4,023)	(2,191)	(1,303)
Cash and cash equivalents, beginning of period	15,323	11,828	7,805	9,108
Cash and cash equivalents, end of period	$5,614	$7,805	$5,614	$7,805

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
SELECTED DATA (UNAUDITED)

	2018					2017
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD
Timber Sales Volume ('000 tons) (1)
Pulpwood	354	342	343	317	1,356	291	352	388	393	1,424
Sawtimber	221	219	185	192	817	220	230	216	261	927
Total	575	561	528	509	2,173	511	582	604	654	2,351

Delivered % as of total volume	83%	80%	78%	78%	80%	81%	72%	65%	77%	74%
Stumpage % as of total volume	17%	20%	22%	22%	20%	19%	28%	35%	23%	26%

Net Timber Sales Price ($ per ton) (1)
Pulpwood	$14	$13	$13	$14	$14	$13	$12	$13	$13	$13
Sawtimber	$23	$24	$24	$25	$24	$24	$24	$24	$24	$24

Timberland Sales
Gross Sales ('000)	$4,252	$6,834	$3,818	$2,616	$17,520	$5,450	$7,953	$342	$1,023	$14,768
Acres Sold	2,200	3,100	1,900	1,300	8,500	2,800	4,000	200	600	7,700
% of fee acres	0.5%	0.7%	0.4%	0.3%	1.8%	0.6%	0.9%	0.1%	0.1%	1.6%
Price per acre	$1,955	$2,199	$1,967	$2,064	$2,064	$1,930	$1,993	$1,468	$1,632	$1,924

Large Dispositions
Gross Sales ('000)	$—	$—	$—	$79,301	$79,301	$—	$—	$—	$—	$—
Acres Sold	—	—	—	56,100	56,100	—	—	—	—	—
Price per acre	$—	$—	$—	$1,414	$1,414	$—	$—	$—	$—	$—

Direct Timberland Acquisitions, Exclusive of Transaction Costs
Gross acquisitions ('000)	$—	$—	$89,700	$—	$89,700	$—	$—	$—	$51,648	$51,648
Acres acquired	—	—	18,100	—	18,100	—	—	—	19,600	19,600
Price per acre ($/acre)	$—	$—	$4,956	$—	$4,956	$—	$—	$—	$2,633	$2,633

Joint Ventures' Timberland Acquisitions, Exclusive of Transaction Costs (2)
Gross acquisitions ('000)	$—	$—	$1,389,500	$—	$1,389,500	$—	$20,000	$—	$—	$20,000
Acres acquired (3)	—	—	1,099,800	—	1,099,800	—	11,000	—	—	11,000
Price per acre ($/acre)	$—	$—	$1,263	$—	$1,263	$—	$1,813	$—	$—	$1,813

Period-end acres ('000)
Fee	477	474	490	433	433	465	461	460	479	479
Lease	31	30	30	30	30	32	31	31	31	31
Wholly-Owned Total	508	504	520	463	463	497	492	491	510	510
Joint Venture Interest (3)	6	6	1,106	1,105	1,105	—	11	11	11	11
Total	514	510	1,626	1,568	1,568	497	503	502	521	521

(1) Excludes amounts from the Bandon Property, which was acquired at the end of August 2018. Harvest volume and timber sales revenue from the Bandon Property since acquisition accounted for less than 1% of our consolidated total harvest volume and total timber sales revenue.
(2) Excludes value of timber retained under timber reservations.
(3) Represents property owned by Dawsonville Bluffs, LLC, a joint venture in which CatchMark owns a 50% membership interest, and Triple T Joint Venture in which CatchMark owns a 21.6% equity interest. CatchMark serves as the manager for both of these joint ventures.

Exhibit 99.1

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
ADJUSTED EBITDA BY SOURCE (UNAUDITED)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Timber sales	$16,315	$20,425	$69,455	$71,353
Other revenue	1,152	1,235	$5,279	$5,066
(-) Contract logging and hauling costs	(7,315)	(9,251)	(31,469)	(31,108)
(-) Forestry management expenses	(1,661)	(1,884)	(6,283)	(6,758)
(-) Land rent expense	(170)	(169)	(660)	(621)
(-) Other operating expenses	(2,106)	(1,276)	(6,303)	(5,264)
(+) Stock-based compensation	23	255	333	830
(+/-) Other	613	(140)	839	357
Harvest EBITDA	6,851	9,195	31,191	33,855

Timberland sales	2,616	1,023	17,520	14,768
(-) Cost of timberland sales	(1,922)	(717)	(13,512)	(10,423)
(+) Basis of timberland sold	1,707	644	12,380	9,890
Real estate EBITDA	2,401	950	16,388	14,235

Asset management fees	2,844	39	5,603	108
Unconsolidated Dawsonville Bluffs joint venture EBITDA	423	2,044	6,828	2,003
Investment management EBITDA	3,267	2,083	12,431	2,111

Total operating EBITDA	12,519	12,228	60,010	50,201

(-) General and administrative expenses	(3,823)	(4,183)	(12,425)	(11,660)
(+) Stock-based compensation	495	506	2,356	1,956
(+) Interest income	82	39	262	113
(+/-) Other	147	1,300	(417)	1,360
Non-allocated/corporate EBITDA	(3,099)	(2,337)	(10,224)	(8,231)

Adjusted EBITDA	$9,420	$9,891	$49,786	$41,970